April 15, 2009

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	Madison Explorations, Inc.
Commission File No. 000-51302

Gentlemen:

This letter is to be filed in connection with the Periodic Report filed on Form 8-K by Madison Explorations, Inc. (“the Company”), which we have reviewed, to be filed with the Securities and Exchange Commission.

We were previously the principal accountants for the Company through January 16, 2009 when we resigned due to the five year audit limitation. We have read the Company’s statements included under Item 4 of its Form 8-K dated April 15, 2009 and agree with such statements.

At this time, there are no accounting disagreements on the financial statements prepared by this firm and filed with the Securities and Exchange Commission.

If you have any questions regarding this communication, please contact Kyle L. Tingle at (702) 450-2200.

Sincerely,

/s/ Kyle L. Tingle
Kyle L. Tingle, CPA, LLC

3145 E. Warm Springs Road · Suite 450 · Las Vegas, Nevada 89120 · PHONE: (702) 450-2200 · FAX: (702) 436-4218
EMAIL: ktingle@kyletinglecpa.com